FORM 4
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                  STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Kimberlin      Kevin
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  (Last)                   (First)          (Middle)

535 Madison Avenue
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                      (Street)

New York, NY 10022
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(City)                       (State)        (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     Talisman Enterprises, Inc.
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3.   IRS or Social Security Number of Reporting Person, if entity (Voluntary)

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4.   Statement for Month/Year
April 1999
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5.   If Amendment, Date of Original (month/year)


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6.   Relationship of Reporting Person to Issuer (check all applicable)

     [ ]   Director                                [x] 10% owner
     [ ]   Officer (give title below)              [ ] Other (specify below)


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7.   Individual of Joint/Group Filing

     [x] Form Filed by one or Reporting Person
     [ ] Form Filed by more than one Reporting Person

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                          Table I - Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
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
1.   Title of Security   2. Transaction          3. Transaction  4. Securities Acquired 5. Amount(A)    6. Ownership   7. Nature of
     (Instr. 4)             Date                    Code            or Disposed (D) of     of              Form:          Indirect
                            (month/day/year)        (Instr. 8)      (Instr.3,4,5)          Securities      Direct (D)     Beneficial
                                                                                           Beneficially    or Indirect    Ownership
                                                                                           Owned at        (I)            (Instr. 4)
                                                                          (A)              End of          (Instr. 4)
                                                                          or               Month
                                                   Code   V       Amount  (D)  Price                       (Instr. 3&4)
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Common Stock                April 7, 1999           J            362,332  A     n/a       362,332           I         Through Family
                                                                                                                      Limited Partn-
                                                                                                                      ership
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Common Stock                April 7, 1999           J             50,876  A     n/a        50,876           I         Through Hold-
                                                                                                                      ing Company
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

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly

                                     (Over)

     * If the form is filed by more than one Reporting Person, see instruciton 4(b)(v).

     Reminder:   Repot  on  a  separate   line  for  each  class  of  securities
beneficially owned directly or indirectly.

FORM 4 (continued)

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 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.                   2.        3.      4.      5.           6.          7.            8.        9.           10.         11.
Title of Derivative  Conver-   Trans-  Trans-  Number of    Date Exer-  Title and     Price     Number of    Ownership   Nature
Security(Instr. 4)   sion or   action  action  Derivative   cisable     amount of     of        Derivative   Form of     of Indirect
                     Exercise  Date    Code    Securities   and Expir-  Underlying    Deriv-    Securities   Derivative  Beneficial
                     Price of  (month/ (Instr. Acquired     ation Date  Securities    ative     Beneficially Security    Ownership
                     Deri-     day/    8)      (A) or       (Month/     (Instr. 3     Security  Owned at End Direct (D)  (Instr. 4)
                     vative    year)           Disposed     Day/Year)   and 4)        (Instr.5) of Month     or Indirect
                     Security                  (D)                                              (Instr. 4)   (I)
                                               (instr.                                                       (Instr.4)
                                               3,4,5)
                                                          Date  Expir-
                                                          Exer  ation         Amount
                                     Code   V    (A) (D)  cisa  Date   Title  or Number
                                                          ble                 Shares
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Warrants            Cdn$7.50  4/7/99    J      183,623    Imme  7/30/01 Common 189,623   n/a    189,623     (I)       Through Family
                                                          diate         Stock                                         Limited Part-
                                                                                                                      nership
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Warrants            Cdn$7.50  4/7/99    J       26,625    Imme  7/30/01 Common  26,625   n/a     26,625     (I)       Through Hold-
                                                          diate         Stock                                         ing Company
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Warrants            Cdn$7.50  4/7/99    J      172,710    Imme 10/14/01 Common 172,710   n/a    172,710     (I)       Through Family
                                                          diate         Stock                                         Limited Part-
                                                                                                                      nership
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Warrants            Cdn$7.50  4/7/99    J       24,250    Imme 10/14/01 Common  24,250   n/a     24,250     (I)       Through Hold-
                                                          diate         Stock                                         ing Company
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

Explanation of Responses:
(J) Acquisition of Securities by partner of partnership.


     * The exercise prices of the warrants are expressed in Canadian (Cdn) Dollars.

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                             /s/Kevin Kimberlin       5/10/99
                                                Kevin Kimberlin       Date

                                                **Signature of Reporting  Person

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


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                                                                 SEC 1473 (8-92)